EXHIBIT 10.1

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i)

NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED

RESTATED AND AMENDED LICENSE AGREEMENT

THIS RESTATED AND AMENDED LICENSE AGREEMENT (“Agreement”) is made as of this May 24, 2019 (“Effective Date”) by and between the UNIVERSITY OF MISSISSIPPI, SCHOOL OF PHARMACY, an educational institution with a principal address at University, Mississippi 38677 (“UM”), and Emerald BIOSCIENCE, INC. f/k/a Nemus Bioscience, Inc., a corporation organized and existing under the laws of Nevada with a principal address at 130 North Marina Drive, Long Beach, CA 90803 (“Licensee”).

RECITALS

WHEREAS, UM is the owner of certain patent applications and other technology related to the Biologically Active Cannabidiol Analogs, hereinafter referred to as UM8930;

WHEREAS, UM and Nemus, a wholly owned subsidiary of Licensee, have executed a binding license agreement (“Original Agreement”) with an effective date of December 14, 2015, with respect to UM8930 wherein the permitted Field of Use is for all indications for Products administered via ocular delivery;

WHEREAS, Licensee is in the process of dissolving Nemus;

WHEREAS, Nemus has assigned all of its rights and obligations under the Original Agreement to Licensee pursuant to an Assignment and Assumption Agreement dated as of May 15, 2019 (the “Assignment”), and Licensee is assuming all of Nemus’ rights and obligations under the Original Agreement pursuant to the Assignment;

WHEREAS, Licensee is entering into this Agreement as successor in interest to Nemus under the Original Agreement;

WHEREAS, the Parties desire to expand the Patent Rights licensed to LICENSEE in the Original Agreement to include all Fields of use by way of replacing the Original Agreement with this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meanings set forth below:

“Affiliate” means, when used with reference to Licensee, any person directly or indirectly controlling, controlled by or under common control with Licensee.

“Bankruptcy Event” means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached in an insolvency-related proceeding and not released within sixty (60) days thereafter.

“Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

“Calendar Year” means each twelve-month period commencing upon January 1.

“Confidential Information” means (i) the Technical Information, (ii) any other information or material in tangible form that is marked as confidential or proprietary by the furnishing party at the time it is delivered to the receiving party, and (iii) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed and promptly confirms such designation in writing after such disclosure.

“Effective Date” shall have the meaning set forth on page 1 of this Agreement.

“Federal Government Interest” means the rights of the United States Government and agencies thereof under Public Laws 96_517, 97_256 and 98_620, codified at 35 U.S.C.§§ 200-212, and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

“Field” means all fields of use.

“Improvements” means any improvement, modification or other refinement, regardless of the patentability thereof to (a) the subject matter of the Licensed Technology that is within the scope of the Patents, or (b) the development, manufacture, use or sale of which, except for the licenses granted herein, would infringe any of the Patents including for patent applications those claims therein treated as if they were issued).

“Licensed Technology” means UM Know-How, the Patents and Improvements related to UM 8930.

“Net Sales” means Licensee’s invoice price or fee, less the following for all Products sold for commercial use or commercially used by Licensee or its Affiliates:

(a)	any and all normal and customary trade, prompt payment, cash and quantity discounts, customary allowances actually granted to purchasers of a Product for returns and recalled Product (including in connection with Product withdrawals, expired Product and Product recalls), chargeback and reporting fees paid to wholesalers and other distributors, allowances to end users participating in incentive programs, rebates and other credit adjustments based upon shipping discrepancies and order errors;

(b)	administrative fees to managed health care organizations;

(c)	freight expenses for shipping Product in finished package form (including insurance) to such purchasers, including without limitation the costs of export licenses, shipping, postage and handling charges, if not paid by the purchaser;

(d)	commissions or fees paid to independent sales representatives, brokers, dealers, or distributors;

(e)	any taxes and tariffs or duties paid, absorbed or allowed that are paid on sales of Product in finished package form, (excluding income taxes);

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(f)	allocated costs for sales samples of Products, for all Products sold or commercially used by Licensee or its Affiliates; and

(g)	Amounts invoiced for Products that are not paid within the required time.

Sales to a Third Party distributor of such Product in any given country shall be considered a sale to a Third Party purchaser for commercial use. Sale or transfer to an Affiliate or sublicensee for re-sale by such Affiliate or sublicensee shall not be considered a sale for the purpose of this provision, but the resale by such Affiliate or sublicensee to a Third Party for commercial use shall be a sale for such purposes.

Notwithstanding the foregoing, in the event a Product is sold in a country in the Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i) If the Product (without such Other Component) and the Other Component(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Product (without such Other Component) sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such Other Component(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii) If the Product (without such Other Component) is sold independently of the Other Component(s) contained in the Combination Product in such country, but the average gross selling price of such Other Component(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Product (without such Other Component) sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iii) If the Other Component(s) contained in the Combination Product are sold independently of the Product (without such Other Component) in such country, but the average gross selling price of such Product (without such Other Component) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Component(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iv) If the Product (without such Other Component) contained in the Combination Product and Other Component(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Product (without such Other Component) nor such Other Component(s) can be determined in such country, Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties.

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“Other Component” means any therapeutically active pharmaceutical ingredient that is not covered or claimed by, or is not included in, the Licensed Technology, or any proprietary delivery device or other proprietary delivery means.

“Patent(s)” means any patents or patent applications which claim the invention(s) summarized in Appendix A, including without limitation any United States Letters Patent, and all continuations, continuations-in-part, additions, divisions, renewals, extensions, reexaminations and reissues of any of the foregoing, all foreign counterparts of any of the foregoing, and any other patent applications or patents which relate to the Licensed Technology owned or controlled by UM during the term of this Agreement.

“Patent Expenses” means (a) all reasonable fees, expenses, and charges of outside patent counsel related to Patent Rights listed in Exhibit A currently or added by amendment at a future date, incurred by UM in connection with the preparation, filing, prosecution, issuance, re-issuance, re-examination or other post-grant proceedings interference, and/or maintenance of applications for patent rights, currently contained or that may be added to Exhibit A; and (b) an administrative fee in the amount of twenty percent (20%) of the amount of future Patent Expenses incurred in the course of activities conducted pursuant to (a), subject to Article 7.

“Person” means an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department of agency thereof.

“Product(s)” means any article or portion thereof which is made, produced, or used in whole or in material part, by or with the use of the Licensed Technology.

“Route of Administration” means the path by which a drug enters the body as classified in the published United States Food and Drug Administration Data Standards Manual and includes but is not limited to oral administration, buccal administration and rectal administration

“Technical Information” means and includes all technical information, trade secrets, developments, discoveries, know-how, methods, techniques, formulae, processes and other information relating to the Licensed Technology that UM owns or controls on the date hereof or owns or controls in the future, and provides to Licensee pursuant to this Agreement, including by way of illustration and not limitation, designs, data, drawings, documents, models, and other similar information.

“UM Know-How” means all information, technical data, inventions and discoveries of UM disclosed or provided to Licensee by UM relating to the exploitation of any invention described in the Patents.

“Valid Claim” means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2

GRANT OF LICENSE

2.1	Grant of License. Subject to the terms and conditions contained in this Agreement, UM hereby grants to Licensee an exclusive, perpetual, non-transferrable (except otherwise allowed in this Agreement), worldwide, royalty-bearing right and license to use and practice the Licensed Technology to develop, make, have made, use, sell, offer for sale and import Products in the Field. Notwithstanding the foregoing, UM expressly reserves a non-transferable royalty-free right to use the Licensed Technology in the Field itself, including use by its faculty, staff and researchers, for educational and non-commercial research purposes only.

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2.2	Right to Sub-license. Licensee shall not have the right to sub-license to any third party (including any “Affiliate”), in whole or in part, its rights under this Agreement without the prior written permission of UM, such permission will not be unreasonably withheld. As a condition of granting sub-licenses, Licensee will provide UM with full and complete drafts as well as copies of all executed contracts and agreements between it and any sub-licensee (including any amendments, restatements, modifications or supplements thereto) within twenty (20) business days prior to execution of same and deliver final and fully executed copies and agreements within twenty (20) business days after execution. UM shall provide its approval or disapproval of each applicable draft contract within twenty (20) business days of receipt of the applicable draft contract, and shall not disapprove any such contract unless it is materially inconsistent with the terms set forth in this Agreement. If UM fails to respond to a request for approval within sixty (60) days of the original request from Licensee, and Licensee has made five (5) or more requests to an authorized representative of UM to provide such a response, the applicable contract shall be deemed approved by UM. UM will maintain such copies and their terms in confidence as required in this Agreement. A grant of a sub-license will be invalid if any contract or agreement between Licensee and such sub-licensee prohibits, restricts or conditions Licensee’s provision of such copies to UM.

2.3	No Rights by Implication. No rights or licenses with respect to the Licensed Technology are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this Agreement.

ARTICLE 3

LICENSING FEES

3.1	Upfront, Annual License Maintenance Fee and Milestone Payments. In consideration of the license granted hereunder, Licensee shall pay UM the following non-refundable payments:

(a). One-Time Upfront Payment - Two hundred thousand dollars ($200,000) within fifteen (15) days of the Effective Date of this Agreement.

(b) Patent Approval Fee: Two hundred thousand dollars ($200,000) within thirty days (30) days of receipt by UM of the first United States Patent and Trademark Office Notice of Allowance for the Licensed Technology.

(c) Annual License Maintenance Fee. Seventy five thousand dollars ($75,000) due on the anniversary of the Effective Date. The Annual License Maintenance Fee will be credited against royalties in the current fiscal year.

(d) Milestone Payments.

i. One hundred thousand dollars ($100,000) paid within thirty (30) days following the submission of the first Investigational New Drug Application (“IND”) to the Food and Drug Administration (“FDA”) or an equivalent application to a regulatory agency anywhere in the world, for a Product.

ii Two hundred thousand dollars ($200,000), paid within thirty (30) days following the first submission of a New Drug Application (“NDA”), or an equivalent application to a regulatory agency anywhere in the world, for each Product including but not limited to a 505b2 application. The Parties agree that such payment obligation for each Product is fully satisfied upon the first such submission, or subsequent supplemental NDA(s) (sNDA) submissions, anywhere in the world. In addition, for sake of clarity, a subsequent payment obligation under this subsection ii. will only be triggered if a subsequent Product is administered by a different Route of Administration from that of the early submitted Product(s).

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iii. Four hundred thousand dollars ($400,000) paid within thirty (30) days following the approval of a New Drug Application (“NDA”), or an equivalent application to a regulatory agency anywhere in the world, for each Product, including but not limited to a 505b2 application to the FDA. The Parties agree that such payment obligation for each Product is fully satisfied upon the first such approval, or subsequent supplemental NDA(s) (sNDA) approvals, anywhere in the world. In addition, for sake of clarity, a subsequent payment obligation under this subsection iii. will only be triggered if a subsequent Product is administered by a different Route of Administration from that of the early approved Product(s).

3.2	Royalties and Sublicense Licensing Fee Payments.

(a).	In further consideration of the rights and licenses granted hereunder, Licensee shall pay UM a royalty of [****] of Net Sales of all Products sold by Licensee or its Affiliate for commercial use.

(b).	No royalty shall be due on Products used for a clinical trial or other research or developmental uses.

(c).	In the event Licensed Technology is sub-licensed by Licensee to a permitted third party, Licensee will be obligated to pay UM [****] of any and all licensing fees received by Licensee, including but not limited to upfront fees (whether paid in cash, equity of the sub-licensee or other consideration), royalties, and milestone payments, received in consideration of the grant of sub-licenses of the Licensed Technology, however such sub-licenses may be characterized. The percentage payable with respect to sublicensing fees received by Licensee will decrease from [****] to the amounts indicated below if Licensee sublicenses the Licensed Technology after completion of the following development milestones:

(i). [****] if such sub-license is granted after completion of Phase II clinical trials but prior to the commencement of Phase III clinical trials;

(ii) [****], if such sub-license is granted upon or after the commencement of Phase III clinical trials but prior to receipt of the first regulatory approval of Products;

(iii) [****] if the sub-license is granted upon or after the first regulatory approval of Products based on a 505(b)2 New Drug Application ((not a 505(b)1 New Drug Application)) filed with the FDA or equivalent thereof; or

(iv) [****] if the sub-license is granted upon or after the first regulatory approval of a Product based on a 505(b)1 New Drug Application ((not a 505(b)(2) application)) filed with the FDA, or equivalent thereof.

(d).	Notwithstanding the foregoing, in the event the foregoing percentages of the amounts received by the Licensee from a permitted sub-licensee in the form of a royalty on net sales of Products sold by or on behalf of the permitted Sub-licensee does not equal a minimum of [****] of Net Sales (calculated mutatis mutandis as if such Net Sales were made by Licensee), Licensee will be obligated to pay UM a royalty of [****] of Net Sales by or on behalf of such permitted Sub-licensee (calculated mutatis mutandis as if such Net Sales were made by Licensee), subject to reduction as set forth below.

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(e).	If, in connection with the manufacture, use, or commercialization of a Product, Licensee or its Affiliate is obligated to make royalty payments to any third parties, then Licensee may offset against the royalty owed to UM for that Product [****] of the royalty payable to such third parties, provided that in no event would any such offsets result in reducing royalties due to UM by more than [****] of those otherwise payable to UM.

(f).	If no Valid Claim covers a Product in a country at the time such Product is sold in such country, then the royalties payable under this Section 3.2 on Net Sales of Products by Licensee or its Affiliates shall be reduced by [****]. This reduction in royalties does not apply if a patent application that is part of the Patents licensed under this Agreement is pending in the country and the intention of UM is to obtain a Valid Claim that covers the Product in the country. In no event would the royalty due to UM with respect to Net Sales of Products sold in a given country be reduced by operation of the foregoing offsets and reductions to less than [****] of Net Sales of Products in such country.

(g).	Royalties and payments due with respect to Product shall be paid pursuant to this Section 3.2 until the later of, on a country by country and Product by Product basis, (i) the date upon which no Valid Claim of a Patent included in the Licensed Technology covers the Product in such country, or (ii) ten (10) years after first commercial sale of such Product in such country.

3.3	Payments. Royalties and other amounts payable under this Agreement shall be paid within forty five (45) days following the last day of the Calendar Quarter in which royalties and other amounts accrue. The last such payment shall be made within forty five (45) days after termination of this Agreement. Payments shall be deemed paid as of the day on which they are received by UM.

3.4	Reimbursement of Patent Expenses. Licensee will reimburse UM’s future Patent Expenses incurred after the Effective Date of this Agreement within forty-five (45) days of receipt of an invoice from UM detailing the Patent Expenses incurred by UM.

3.5	Reports. Licensee shall deliver to UM within forty five (45) days after the end of each Calendar Quarter following commercial sale of a Product a report setting forth in reasonable detail the calculation of the royalties and other amounts payable to UM for such Calendar Quarter pursuant to this Article 3, including, without limitation, the Products sold in each country during such Calendar Quarter, the Net Sales thereof, and, within sixty (60) days after the end of each Calendar Quarter, similar reports containing corresponding information relating to royalties payable due to sales by permitted sub-licensees pursuant to Article 3.2. An example of an acceptable royalty report is provided in Appendix D.

3.6	Currency, Place of Payment, Interest.

(a)	All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to UM under this Agreement shall be made in United States dollars (or other legal currency of the United States), as directed by UM, by check payable to the University of Mississippi” or by wire transfer to an account as UM may designate from time to time.

(b)	If Licensee receives revenues from sales of Products in a currency other than United States dollars, royalties shall be converted into United States dollars at the applicable conversion rate for the foreign currency as published in the “Exchange Rates” table in the eastern edition of The Wall Street Journal as of the last date of the Calendar Quarter.

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(c)	Amounts that are not paid when due shall accrue interest-from the due date until paid, at an annual rate equal to the “Prime Rate” plus 2% as published in the “Money Rates” table in the eastern edition of The Wall Street Journal as of the due date.

3.7	Records. Licensee will maintain complete and accurate books and records that enable the royalties payable hereunder to be verified. Licensee agrees that it shall keep and require all Affiliates and permitted Sublicensees to keep accurate records in sufficient detail to enable the amounts due to UM hereunder to be completely and accurately determined in all material respects. Licensee shall, and shall require its Affiliates and permitted Sublicensees to, maintain such records for five (5) years after the UM’s receipt of each respective royalty report. Upon UM’s request, and within twenty (20) business days, Licensee shall permit a certified public accountant (“CPA”), selected by UM and at UM’s expense to have access during Licensee’s ordinary business hours, no more than once every six (6) months, to Licensee’s, Affiliates and Sublicensee’s records as may be deemed necessary by the CPA to examine and copy them and determine the completeness and correctness of all reports and/or payments made under the terms and conditions of this Agreement. Such records shall be made available in electronic form to the CPA and in written form to the extent reasonably required by the CPA. If an underpayment exists for the examination period, Licensee agrees to pay the full amount of the underpayment uncovered together with interest. Interest will be due on any late or underpaid amount calculated at the annual rate of 10% through the date ultimately paid, compounded on a monthly basis. If an underpayment exceeds 5% of the amount reported and paid for any given royalty reporting period under examination, Licensee shall bear all fees and expenses of CPA incurred by UM for the examination.

ARTICLE 4

CERTAIN OBLIGATIONS OF LICENSEE

4.1	Licensee Efforts; Reporting,

(a)	Licensee shall use its commercially reasonable efforts to develop for commercial use and to market Products as soon as practicable, and to continue to market Products as long as commercially viable, all as is consistent with sound and reasonable business practice.

(b)	Licensee shall provide UM once per Calendar Year on December 1 with written reports, setting forth in such detail as UM may reasonably request, the progress of the development, evaluation, testing and commercialization of Products. Licensee shall notify UM within thirty (30) days of the end of the first Calendar Quarter in which the first commercial sale of a Product occurs.

4.2	Compliance with Laws. Licensee shall use commercially reasonable efforts to comply in all material respects with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products. Without limiting the foregoing, Licensee acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to specified countries. Licensee will comply in all material respects with all United States laws and regulations controlling the export of commodities and technical data.

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4.3	Government Approvals. Licensee will be responsible for obtaining, at its cost and expense, all governmental approvals required to commercially market Products.

4.4	Patent Notices. Licensee shall mark or cause to be marked all Products made or sold in the United States with all applicable patent numbers where necessary to preserve the ability to claim damages for infringement, upon advice of counsel. If it is not practical for a Product to be so marked, then Licensee shall mark or cause to be marked the package for each Product with all applicable patent numbers.

4.5	Bankruptcy or Equivalent. Licensee will provide written notice to UM prior to the filing of a petition in bankruptcy or equivalent if Licensee intends to file a voluntary petition, or, if known by Licensee through statements or letters from a creditor or otherwise, if a third party intends to file an involuntary petition in bankruptcy against Licensee. Notice will be given at least 75 days before the planned filing or, if such notice is not feasible, as soon as Licensee is aware of the planned filing. Licensee’s failure to perform this obligation is deemed to be a material pre-petition incurable breach under this Agreement not subject to the 60-day notice requirement of Section 9.2, and UM is deemed to have terminated this Agreement forty-five (45) days prior to the filing of the bankruptcy.

ARTICLE 5

REPRESENTATIONS

5.1	Representations of UM. UM represents to Licensee as follows:

(a)	this Agreement, when executed and delivered by UM, will be the legal, valid and binding obligation of UM, enforceable against UM in accordance with its terms;

(b)	UM subject to certain rights under 37 CFR 401.14 retained by the federal government in inventions resulting from federally supported work is the owner of all right, title and interest in and to the Licensed Technology, and has not granted rights in or to the Licensed Technology to any person other than Licensee;

(c)	UM has not received any written notice that the Licensed Technology infringes the proprietary rights of any third party;

(d)	the inventions claimed in the Patents to the knowledge of UM have not been publicly used, offered for sale, or disclosed in a printed publication by employees of UM more than one year prior to the filing of the U.S. application for the Patents.

5.2	Representations and Warranties of Licensee. Licensee represents and warrants to UM as follows:

(a)	Licensee is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to execute, deliver and perform this Agreement;

(b)	This Agreement, when executed and delivered by Licensee, will be the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms;

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(c)	the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach or default under,

(i)	the charter documents of Licensee,

(ii)	any law, order, judgment or governmental rule or regulation applicable to Licensee, or

(iii)	any provision of any agreement, contract, commitment or instrument to which Licensee is a party; and the execution, delivery and performance of this Agreement by Licensee does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority.

ARTICLE 6

LIABILITY AND INDEMNIFICATION

6.1	No warranties; Limitation on Liability. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, UM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) COMMERCIAL UTILITY; OR (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. UM SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF INFORMATION IN CONNECTION WITH THE LICENSED TECHNOLOGY SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM.

6.2	Liability. UM is an agency of the State of Mississippi under the management and control of the Board of Trustees of the State Institutions of Higher Learning (IHL). As authorized by law, IHL maintains a program of self-insurance for purposes of workers’ compensation and general liability, pursuant to the Mississippi Tort Claims Act as set forth in Chapter 46, Title 11, Mississippi Code 1972, as amended. Accordingly, any liability of UM for any damages, losses, or costs arising out of or related to acts performed by UM or it employees under this Agreement is governed by the Tort Claims Act.

6.3	Licensee Indemnification. Licensee will indemnify, defend and hold harmless UM, its trustees, officers, agents and employees (collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties which results from or arises out of third party claims in connection with (individually, a “Liability” and collectively, the “Liabilities”):

(a)	breach by Licensee of any duty, covenant or agreement contained in this Agreement or a lawsuit, action, or claim brought by any third party that includes any allegation which, if proven true, would constitute a breach by Licensee of any duty, covenant or agreement contained in this Agreement;

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(b)	the development, use, manufacture, promotion, sale, distribution or other disposition of any Products by Licensee, its Affiliates, assignees, vendors or other third parties, for personal injury, including death, or property damage arising from any of the foregoing. The indemnification obligation under Article 6.3 shall not apply to any contributory negligence or product liability of the Indemnified Party which may have occurred prior to the execution of this Agreement. Licensee will indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

(i)	any product liability or other claim of any kind related to the use by a third party of a Product that was manufactured, sold, distributed or otherwise disposed by Licensee, its Affiliates, assignees, vendors or other third parties;

(ii)	clinical trials or studies conducted by or on behalf of Licensee relating to any Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study;

(iii)	Licensee’s failure to comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing and import or export of Products.

6.4	Procedures. The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to a Liability subject to the provisions of Article 6.3. Licensee shall have the duty to defend any such claim or action, at its cost and expense. Indemnified Party must have the right, however, to approve counsel through the Mississippi Attorney General and through its governing board to represent it, and such approval will not be unreasonably withheld. In the event Licensee or any of its parents, affiliates or subsidiaries is also named in a particular claim, Licensee may choose the same attorneys who defend the Indemnified Parties to defend Licensee unless there arises a conflict of interest between the Licensee and one or more of the Indemnified Parties or among the Indemnified Parties. The indemnification rights of UM or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

6.5	Product Liability Insurance. Beginning with the commencement of human clinical trials of any Product and continuing for a period of time after Licensee ceases manufacturing and marketing Products that is reasonable based upon industry standards, Licensee shall maintain general liability and product liability insurance that is reasonable based upon industry standards, but not less than $5 million per incident and $5 million in the aggregate. The insurance amounts specified herein shall not be deemed a limitation on Licensee’s indemnification liability under this Agreement. Licensee shall provide UM with copies of such policies, upon request of UM. Licensee shall notify UM at least ten (10) days prior to cancellation of any such coverage.

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ARTICLE 7

PATENTS AND INFRINGEMENT

7.1	Prosecution of Patents.

(a)	Responsibilities for Patent Prosecution and Maintenance.

(i)	UM using one of its approved outside patent attorneys is responsible for preparing, filing, and prosecuting any patent applications, maintaining any issued patents, and prosecuting and maintaining any and all continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related to the Patent rights in accordance with the process summarized in Appendix C. Licensee will reimburse UM for Patent Expenses subject to 3.1.c. hereof.

(ii)	UM will prepare, file, and prosecute Patent(s), including Improvements in the United States. In the event of Improvements UM may also prepare, file, and prosecute international applications under the Patent Cooperation Treaty. Licensee will specify in writing to UM the foreign countries in which patent applications for Improvements are to be filed and prosecuted. UM will notify Licensee ninety (90) days in advance of a national stage filing deadline, and Licensee will specify such additional countries no later than thirty (30) days before the national stage filing deadline for the pertinent patent application.

(iii)	UM is solely responsible for making decisions, subject to the process summarized in Appendix C, regarding content of U.S. and foreign applications to be filed and prosecution of the applications, continuations, continuations-in-part, divisional, substitutions, reissues, or re-examinations (or the foreign equivalent of these) related thereto.

(iv)	Licensee will cooperate with UM in the filing, prosecution, and maintenance of any Patents. UM will advise Licensee promptly as to all material developments with respect to the applications. Copies of all papers received and filed in connection with prosecution of applications in all countries will be provided promptly after receipt or filing to Licensee to enable it to advise UM concerning the applications. Licensee shall not, and shall require its Sublicensees, and/or Affiliates not to, seek or initiate any proceedings in order to invalidate any Patent.

(v)	No party shall be liable for any loss, as a whole or in part, of a patent term extension granted by the U.S. Patent and Trademark Office (or its foreign equivalents) on a Patent, even if such loss results from acts or omissions of the prosecuting party or its personnel.

(vi)	Each party agrees to promptly forward all written communications from the other party regarding prosecution of Patents to its patent counsel as appropriate, with a written confirmation to the other party that the communications have been forwarded.

7.2	Infringement by Third Party.

(a)	Each party will promptly notify the other party of any infringement or possible infringement of any of the Patents or other Licensed Technology of which such party becomes aware. Licensee shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, UM shall cooperate with Licensee, at UM’s expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on UM or grants any rights to the Licensed Technology which are inconsistent with the rights and obligations of Licensee or UM pursuant to this Agreement, without UM’s written consent.

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(b)	If Licensee fails to prosecute or chooses not to prosecute such infringement within one hundred and twenty (120) days after receiving notice thereof, UM shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, Licensee shall cooperate with UM, at UM’s expense.

(b)	Any recovery obtained by the prosecuting party as a result of such proceeding, by settlement or otherwise, shall be applied first to the prosecuting party, an amount equal to two times its costs and expenses of the litigation, with the remainder to be paid 80% to the prosecuting party and 20% to the other party.

ARTICLE 8

CONFIDENTIALITY AND PUBLICATIONS

8.1	Confidentiality. To the extent allowed by law, both parties shall maintain in confidence and shall not disclose to any third party the Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party except that the Confidential Information may be disclosed by either party only to those third parties (x) who have a need to know the information in connection with the exercise by either party of its rights under this Agreement and who agreed in writing to keep the information confidential to the same extent as is required of the parties under this Article 8.1, or (y) to whom either party is legally obligated to disclose the information. The foregoing obligation shall not apply to information which:

(a)	is, at the time of disclosure, publicly known or available to the public, provided that Information will not be deemed to be within the public domain merely because individual parts of such Information are found separately within the public domain, but only if all the material features comprising such Confidential Information are found in combination in the public domain;

(b)	is known to recipient at the time of disclosure of such Confidential Information not under confidentiality provided that recipient promptly notifies disclosing party in writing of this prior knowledge within thirty (30) days of receipt;

(c)	is hereafter furnished to recipient by a third party, as a matter of right and without restriction on disclosure, provided that recipient promptly notifies disclosing party in writing of this third party disclosure after receipt thereof;

(d)	is made public by disclosing party;

(e)	is disclosed with the written approval of either party;

(f)	is the subject of a legally binding court order compelling disclosure, provided that recipient must give disclosing party notice of any request for disclosure pursuant to any legal proceeding, within two (2) days of receipt of such request by recipient, and recipient must cooperate with disclosing party in obtaining appropriate protective orders to preserve the confidentiality of the Confidential Information;

(g)	must be disclosed to comply with applicable laws, rules, regulations or rules of a securities exchange, provided that the party subject thereto uses reasonable efforts to minimize the scope of disclosure and to seek confidential treatment thereof.

Notwithstanding any provision to the contrary contained herein, it is recognized that UM is a public agency of the State of Mississippi and is subject to the Mississippi Public Records Act, §§25 61 1, et. seq., Miss. Code Ann. If a public records request is made for any Information provided to MISSISSIPPI pursuant to this agreement, UM shall promptly notify LICENSEE of such request. LICENSEE shall promptly institute appropriate legal proceedings to protect its Confidential Information. No Party to this agreement shall be liable to the other Party for disclosures of Confidential Information required by Court order or required by law.

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8.2	Publications. Should UM desire to disclose publicly, in writing or by oral presentation, Confidential Information related to the Licensed Technology, UM shall notify Licensee in writing of its intention at least ninety (90) days before such disclosure. UM shall include with such notice a description of the oral presentation or, in the case of a manuscript or other proposed written disclosure, a current draft of such written disclosure. If Licensee believes that an employee of Licensee that was a contributor to the disclosure should receive attribution, Licensee shall notify UM and Licensee and UM shall determine in good faith the scope and nature of the applicable attribution based on the Good Publication Practice Guidelines. Licensee may request UM, no later than ninety (90) days following the receipt of UM’s notice, to file a patent application, copyright or other filing related to such Invention. All such filings shall be subject to the provisions of Article 8.1 of this Agreement. Upon receipt of such request, UM shall arrange for a delay in publication, to permit filing of a patent or other application. Should Licensee reasonably determine that more than ninety (90) days is required in order to file any such patent information (including additional time required to perform additional research required for adequate patent disclosure), or, if Licensee reasonably determines that such Confidential Information cannot be adequately protected through patenting and such Confidential Information has commercial value as a trade secret, then publication or disclosure shall be postponed until the parties can mutually agree upon a reasonable way to proceed.

8.3	Use of Name; Disclosure of Agreement. Neither Licensee nor UM shall directly or indirectly use the other party’s name, seal, logo, trademark, or service mark, or any adaptation of them, or the name of any trustee, officer or employee thereof, without that party’s prior written consent, or disclose the terms of this Agreement to third parties except that UM or Licensee may disclose this Agreement to any sublicenses or Affiliate and may disclose an accurate description of the terms of this Agreement to the extent required under federal or state securities, tax, grant administration, or other governmental disclosure laws, rules or regulations or rules of a securities exchange, provided that UM shall take steps to preserve the confidentiality of such information to the extent allowed by law.

ARTICLE 9

TERM AND TERMINATION

9.1	Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue, subject to earlier termination under Articles 9.2 or 9.3 hereof, until the later of the expiration of the last to expire of the patents or patent applications within the Licensed Technology, or expiration of Licensee’s payment obligations under Section 3.2(g). Upon expiration of the term, Licensee shall have an irrevocable, perpetual, nonexclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers, under the Licensed Technology, to develop, make, use, sell, offer for sale and import Product in the Field.

9.2	Termination by UM. Upon the occurrence of any of the events set forth below (“Events of Default”), UM shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(a)	nonpayment of any material amount payable to UM that is continuing thirty (30) calendar days after UM gives Licensee written notice of such nonpayment;

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(b)	any material breach by Licensee of any covenant (other than a payment breach referred to in clause (a) above or a Development Plan breach referred to in section 9.3 below) or any representation or warranty contained in this Agreement that is continuing sixty (60) calendar days after UM gives Licensee written notice of such breach;

(c)	Licensee fails to comply in any material respect with the terms of the license granted under Article 2 hereof and such noncompliance is continuing sixty (60) calendar days after UM gives Licensee notice of such noncompliance;

(d)	Licensee becomes subject to a Bankruptcy Event;

(e)	the dissolution or cessation of operations by Licensee;

(f)	If after the first commercial sale of a Product and during the term of this Agreement, Licensee materially fails to make reasonable efforts to commercialize at least one (1) Product or fails to keep at least one (1) Product on the market after the first commercial sale for a continuous period of one (1) year, other than for reasons outside of Licensee’s control (e.g., action by regulatory authorities, or failure of a third party sublicensee to exploit a Product or successfully develop a market for a Product).

9.3	Development Plan. Licensee will provide UM with a Development Plan reasonably acceptable to UM within thirty (30) days of the Effective Date of this Agreement. Such Development Plan will be added to this Agreement as Appendix B. Licensee agrees to use commercially reasonable efforts to perform in accordance to the Development Plan. Subject to the terms set forth in this Section 9.3, including the applicable cure period, UM shall be entitled to terminate this Agreement if Licensee fails to meet the pre-established development milestones that are designated as “Critical Milestones” contained in the Development Plan. The milestones may be changed as agreed upon in advance in writing by both parties. UM shall give written notice of its decision to terminate this Agreement specifying a failure of the Development Plan Critical Milestones. Unless Licensee has remedied such failure or both parties have agreed, in writing, to a revised milestone schedule (which agreement will not be unreasonably withheld) within sixty (60) days after receipt of such notice, this Agreement will be deemed to terminate as of the expiration of such sixty (60) day period.

9.4	Termination by Licensee. Licensee shall have the right to terminate this Agreement, at any time with or without cause, upon sixty (60) days’ written notice to the UM.

9.5	Rights and Duties Upon Termination. Within thirty (30) days after termination (but not expiration) of this Agreement, each party shall return to the other party any Confidential Information of the other party. If terminated by Licensee the Licensee also shall return all Licensed Technology which is embodied in physical form to the UM promptly following the termination of this Agreement. In the event of an early termination of this Agreement, Licensee and its sub-licensees shall have the right to use or sell all the Product(s) on hand or in the process of manufacturing at the time of such early termination, provided that Licensee shall be obligated to pay to UM a royalty on such sales as set forth in this Agreement if, at that time there remains in existence any of UM’s Patents covering the transfer of such Product(s) and a royalty or other payment is payable pursuant to the terms of this Agreement. Within thirty (30) days after termination of this Agreement by the UM under Article 9.2 or by Licensee without Cause under Article 9.4, Licensee agrees:

(a)	to provide UM with copies of all results of research, development and marketing studies pertaining to the Products and Licensed Technology controlled by Licensee, its Affiliates or sublicensees;

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(b)	to provide UM an electronic and paper copy of any IND, NDA and any other documents and correspondence related to the Licensed Technology and Product(s) between Licensee and the Food and Drug Administration and other domestic and foreign government agencies controlled by Licensee, its Affiliates or sublicensees; and

(c)	to provide UM with an electronic and paper copy of any and all patent and trademark documents and correspondence related to the Licensed Technology and Product(s) between Licensee and the U.S. Patent Office and foreign government equivalents to the extent owned by Licensee, its Affiliates, or sublicensees.

(d)	UM shall own all right, title and interest in said research, development and marketing results as well as regulatory and intellectual property related applications submitted to all government agencies that is related to the Licensed Technology, Improvements, Patents, and Products owned by Licensee, its Affiliates, or sub-licensees. Licensee, its Affiliates or sub-licensees shall assign all such patents owned by Licensee, its Affiliates or sub-licensees in which UM is not an inventor to UM.

(e)	to perform all acts deemed necessary or desirable by UM in its reasonable discretion to permit and assist it, at UM’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing UM’s ownership rights and/or any assignment with respect to inventions and patents to be assigned to UM pursuant to this Section 9.5 in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Upon termination, Licensee, its Affiliates and sub-licensees herby irrevocably designates and appoints UM and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and in its behalf and instead of Licensee, its Affiliates and sub-licensees, to execute and file any documents and to do all other lawfully permitted acts to further the foregoing purposes with the same legal force and effect as if executed by Licensee, its Affiliates and sub-licensees.

9.6	Provisions Surviving Termination. Licensee’s obligation to pay any royalties accrued but unpaid prior to termination of this Agreement shall survive such termination. Licensee shall owe UM royalties on sales when Licensee has received payments from a sub-licensee or Affiliate. In addition, all provisions required to interpret the rights and obligations of the parties arising prior to the termination date shall survive expiration or termination of this Agreement.

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ARTICLE 10

MISCELLANEOUS

10.1	Assignment. This Agreement and the rights and benefits conferred upon Licensee hereunder may not be transferred or assigned to any Person, directly or by merger, by sale or assignment of membership interests in Licensee, or by other operation of law, without the express written permission of UM, which permission will not be unreasonably withheld. Notwithstanding the requirement set forth in the preceding sentence, Licensee may assign or transfer its interests in this Agreement without written permission from UM in the following circumstances: an assignment in connection with the sale or transfer of all or substantially all of Licensee’s assets which relate to the development or use of the Licensed Technology or a Product(s) provided that the buyer or transferee can demonstrate to UM, in its reasonable discretion, that it is at least as financially stable as Licensee and following the sale or transfer would be as capable of performing its obligations under this Agreement as Licensee would be.

Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment shall relieve Licensee of responsibility for the performance of any accrued obligations which it has prior to such assignment. This Agreement shall inure to the benefit of permitted assigns of Licensee.

10.2	No Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.3	Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between UM and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting UM and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one party for the act or failure to act of the other party. No employees or staff of UM shall be entitled to any benefits applicable to employees of Licensee. Neither party shall be bound by the acts or conduct of the other party.

10.4	Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

to UM, to:

University of Mississippi

P.O. Box 1848

100 Barr Hall

University, MS 38677

Attention: Allyson Best

Director, Office of Technology Commercialization

if to Licensee, to:

Emerald Bioscience, Inc.

130 North Marina Drive

Long Beach, CA 90803

Attention: Brian Murphy

CEO

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or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Article.

10.5	Entire Agreement. This Agreement, together with the attachments hereto, embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be modified or varied except by a written document signed by duly authorized representatives of both parties.

10.6	Severability. In the event that any provision of this Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, the remaining portions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

10.7	Force Majeure. In the event that either party’s performance of its obligations under this Agreement shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, shortage of material, accident, fire, delay or other disaster, provided that the effected party shall have used its reasonable best efforts to avoid or remove the cause of such nonperformance and to minimize the duration and negative affect of such nonperformance, then such effected party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. The affected party shall continue performance under this Agreement using its best efforts as soon as such cause is removed.

10.8	Headings. Any headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.9	No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.10	Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Mississippi, excluding such state’s rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws.

10.11	Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12	Resolution of Disputes. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or to any breach hereof, the parties shall attempt first to resolve the dispute by good faith negotiation. If the parties are unable to reach agreement by negotiating in good faith within sixty (60) days of written assertion of a claim, they agree to try to settle the dispute by nonbinding mediation in accordance with the mediation rules of the American Arbitration Association (“AAA”). Such nonbinding mediation shall be undertaken on a confidential basis and shall take place in Oxford, Mississippi, unless the parties agree to an alternative location.

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10.13	Official Capacity. LICENSEE acknowledges that the individual executing this Agreement on behalf of the University of Mississippi is doing so only in his/her official capacity only, and to the extent that any provision contained in this Agreement exceeds his/her authority, LICENSEE agrees that it will not look to that individual in his/her personal capacity or otherwise seek to hold him/her individually liable for exceeding such authority

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have duly executed this Restated and Amended License Agreement as of the Effective Date.

UNIVERSITY OF MISSISSIPPI

Allyson Best	Date
Office of Technology Commercialization, Office of Research & Sponsored Programs

Acknowledged by:

Mahmoud A. ElSohly, Ph.D.	Date
Research Professor, National Center for Natural Products Research

David D. Allen, Ph.D.	Date
Executive Director, Research Institute of Pharmaceutical Sciences

EMERALD BIOSCIENCE, INC.

Brian Murphy	Date
Chief Executive Officer

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APPENDIX A

PATENTS

UM 8930 Biologically Active Cannabidiol Analogs

Pending:	US 16/073,766 EP 0744984 BR 11 2018 015570 5 CA 3013037 CO 3013037 AU 2017212651 JP 2018-539351 PE 1360-2018/DIN ZA 2018/05747 KR 10-2018-7024768 MX /a/2018/009234 NZ 745595 IL 2660817 IN 201847032088

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APPENDIX B

DEVELOPMENT PLAN

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APPENDIX C

UM RESPONSIBILITIES FOR KEEPING LICENSEE INFORMED

The Office of Technology Commercialization (“OTC”) at UM is responsible for managing the patent prosecution process for the Licensed Technology. The following procedure will be followed:

1.	Outside Patent Counsel (“OPC”) will be chosen by OTC; however, Licensee shall have an opportunity to recommend patent counsel, which OTC agrees to consider. OPC will notify OTC when an office action is received from the United States Patent and Trademark Office “USPTO”) or foreign counterpart and send a copy to OTC. If the office action is straightforward (e.g. very similar to a previously submitted response in another country, procedural formalities, or minor claim changes to be consistent with a country’s laws or preferred claim structure), OTC will ask patent counsel to draft a response/amendment for review by OTC and Licensee. OTC will send a copy of the office action to Licensee and to the Principal Investigator(s) at UM. If the office action requires a strategic discussion, OTC will offer a conference call between Licensee (and Licensee’s counsel if desired), OTC, the PI(s) and OPC. At any time, regardless of the complexity of the office action, Licensee may request a conference call to discuss the pending office action and OTC will set one up. The same procedures are used when dealing with prosecution timelines and deadlines (including but not limited to 30/31 month national entries on PCT applications and claim amendments following Search Reports).

2.	OPC will send a “final” draft version of the response/amendment to OTC for review/approval. OTC will forward it to the PI(s), and ask for comments. This generally requires a quick turnaround time (e.g. 24 to 48 hours) depending on how many drafts have been exchanged.

3.	OPC will file the response/amendment and send OTC a copy of the filed document, OTC will forward the document to the PI(s).

4.	Improvements to the patented pending technology will be documented in accordance with UM’s Patent and Invention Policy by researchers using OTCs Research Disclosure Form. OTC will send a copy of the Research Disclosure Form to Licensee. The disclosure will be sent to OPC for review and a conference call will be set up with OTC, Licensee (and Licensee’s counsel if desired), the PI(s) (and other researchers as appropriate) and the OPC to discuss strategies of incorporating Improvements.

5.	When OPC receives a notice of allowance for the pending claims, OPC will send the notice to OTC. OTC will forward the notice to the PI(s). OTC will ask Licensee and the PI(s) if there are any Improvements that need to be considered for incorporation before the patent issues (typically 3 to 6 weeks). OTC will ask Licensee and the PI if the issue fee should be paid or if the claims should be further amended.

6.	OTC will send Licensee a monthly IP report, usually the first week of every month, detailing known information on all issued and pending patents. If applicable, the report will include a status item for every docket, as well as timelines for any pending deadlines with a country’s patent office. Estimates for each action item will be included if they are available from OPC.

In all of the above, final prosecution decisions rest with OTC, however the wishes of Licensee and the PI(s) will be given serious consideration. In addition, Licensee is advised that on occasion the OPC (no matter which OPC OTC uses) will fail to provide OTC with timely notice of actions needed during prosecution negating some of the above steps. In such cases OTC will notify Licensee and the PIs of the situation and will respond as quickly as needed to meet required deadlines.

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APPENDIX D

Example Sales and Royalty Report

Licensee:                                                                                               UM Agreement ID:

Period Covered:                                                   through

Prepared by:                                                                                                         Date:

                                (Company Representative)

Approved by:                                                                                                       Date:

                                (Company Representative)

If license agreement covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:                        ☐            Single Product or Process Line Report:

                                                                                                                                                                (product name)

                                                ☐            Multiproduct Summary Report, Page ____ of ____

Other Compensation:          ☐            Annual Payments, milestones, or other fees & compensation

Details:

Amount Due:

                                                ☐            No Compensation of Royalty Due this Period

                                                                Reason:

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Country	Quantity Produced	Quantity Sold	Gross Sales ($)	*Net Sales ($)	Royalty Rate	Conversion Rate (if applicable)	Royalty Due this Period
USA
Canada
Japan
Other:

TOTAL:

* To calculate net sales, use the following space to list separately the specific types of allowed deductions under the license agreement and the corresponding amounts:

Then calculate the final Net Sales amount by subtracting these amounts from Gross Sales, and note in the column above.

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